Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters
Telephone Number           (610) 965-5959
E-Mail:                    blpeters@eastpennbank.com


                    EAST PENN FINANCIAL CORPORATION ANNOUNCES
                                STOCK REPURCHASE

     (October 14, 2003) - Emmaus, PA - East Penn Financial Corporation (NasdaqSC: EPEN) announced the buyback of 308,292 shares of the Corporation's common stock, totaling an aggregate of $1,849,752. These shares were repurchased in a privately negotiated transaction between the holding company and an independent private investor.

     Mr. Brent L. Peters, President and Chief Executive Officer, stated that the holding company is always looking at opportunities to increase shareholder value. A stock buyback of this type has the impact of increasing earnings per share and further enhancing the value of our shareholder's investment in the holding company.

     East Penn Financial Corporation, with total assets of approximately $313 million, is the parent of East Penn Bank, a locally owned and managed community bank that serves the greater Lehigh Valley Community with 7 banking locations.

     Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
                  ---------------------











This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.